Exhibit 99.1

February 14, 2005

Re:	Fourth Quarter 2004 Wells Limited Partnership Fact Sheets

Dear <<Investor Name>>:

At Wells Real Estate Funds, outstanding client service is a cornerstone of our business. As part of that commitment to you, I hope you find the following important information regarding your investment both informative today and helpful going forward.

Enclosed are fourth quarter 2004 Fact Sheets for each Wells limited partnership in which you hold units. In addition to summarizing each portfolio’s annualized yield and tax passive losses, the Fact Sheets highlight the properties purchased and sold, as well as current leasing percentages. For a more in-depth discussion of your investment, please reference the 2004 Form 10-K filing for your fund(s), which will be available after March 31, 2005, on the Wells Web site at www.wellsref.com. Your login is “investor,” and the password is “growth.”

To further help you track your Wells Limited Partnership investment, we are also providing you with the following list of your investment(s), the number of units you own, and the net amount invested*:

<<Fund, Units, Net Amount Invested>>

In the future, I strongly encourage those of you who have not already done so to consider receiving other filings and correspondence electronically in order to save partnership expenses. Simply send an e-mail to clientservices@wellsref.com and include your full name, e-mail address, and the last four digits of your Wells account number or the last four digits of your Social Security number for authorization purposes. Please remember that you can change your mind at any time and reverse this decision. Any correspondence that includes personal account information will continue to be sent to you via U.S. mail.

As always, should you have any questions about your Wells investment, we would be pleased to assist you. Simply call a Wells Client Services Specialist at 800-557-4830 or send an e-mail to clientservices@wellsref.com.

Thank you for your confidence and trust in Wells Real Estate Funds.

Sincerely,

Leo F. Wells III
General Partner

Enclosure(s)

cc:	Financial Representative

*	The “Net Amount Invested” is intended to show the original purchase amount of the units owned in the account less any Net Sale Proceeds (NSP) distributions that may have been paid on the underlying units. It is not intended to reflect the fair market value of your units, and you should be advised that these amounts do not represent the value of the Partnership’s properties or the amount you would receive upon liquidation of the Partnership. Please note that your investment in units is illiquid because there is no public trading market for the units, and there can be no assurance that you will be able to receive this amount for your units at any time in the future or upon the ultimate liquidation of the Partnership.

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2004	PERCENT OWNED
ADIC	100%	28%

American InterContinental University	100%	28%

AmeriCredit	100%	28%

John Wiley & Sons	100%	28%

Siemens – Orlando	100%	47%

Randstad – Atlanta	100%	47%

7500 Setzler Parkway	100%	47%

WEIGHTED AVERAGE	100%

FUND FEATURES

OFFERING DATES	March 2001 – March 2003

PRICE PER UNIT	$10

STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions

STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 80% Tax-Preferred – 20%

AMOUNT RAISED	$37,751,487

Portfolio Overview

Wells Fund XIII is now in the holding phase of its life cycle, as it has invested all of its funds with the acquisition of 7500 Setzler Parkway in Brooklyn Park, Minnesota, in March 2004. The Fund owns interests in seven properties, and all seven properties are 100% leased, with American InterContinental University expanding into the remaining vacancy in its building.

The 7500 Setzler Parkway acquisition was the highlight for the Fund in 2004. This high-quality industrial asset enjoys a prime location in the greater Minneapolis market, and we believe represents an excellent asset for rounding out the portfolio. With the Fund now fully invested, we anticipate stable performance in the near term.

The fourth quarter 2004 operating distributions to the Cash-Preferred unit holders were 8.5%, an increase over the third quarter distribution rate, due primarily to rental rate increases in the portfolio. We anticipate that operating distributions will remain at a similar level in the near term as a result of the Fund being fully invested with no vacancies in the portfolio.

No operating distributions have been made to investors holding Tax-Preferred units or to the General Partners, in line with the partnership agreement.

Property Summary

•	The ADIC building, located in Denver, Colorado, is fully leased until 2011.

•	The American InterContinental University building is in Hoffman Estates, Illinois, a suburb of Chicago. This asset is now 100% leased, with AIU having expanded into the remaining vacant space. Lease expirations are spread between 2006 and 2010.

•	AmeriCredit is located in Jacksonville, Florida. The property is 100% leased, and the lease expiration occurs in 2011.

•	John Wiley & Sons is located in Indianapolis, Indiana. While two small leases expire in 2005, the major tenant lease to John Wiley extends until 2009.

•	The Siemens – Orlando building was acquired in October 2003. The property is 100% leased to four tenants, and the major lease to Siemens extends to 2009.

•	Randstad – Atlanta was acquired in December 2003. This office property is 100% leased, and the expiration is in 2013.

Continued on reverse

•	As noted earlier, 7500 Setzler Parkway in Brooklyn Park, Minnesota, was acquired in March 2004. This property is 100% leased to R. R. Donnelley & Sons until 2010.

ANNUALIZED YIELD — PER “CASH-PREFERRED” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	8.00%	8.00%	8.00%	8.50%	8.13%
2003	5.00%	4.50%	5.25%	6.50%	5.31%
2002	6.43%	5.00%	5.00%	5.00%	5.36%
2001	0.00%	0.00%	0.00%	6.58%	2.17%

TAX PASSIVE LOSSES – TAX-PREFERRED PARTNERS

2004	2003	2002	2001	2000	1999
–*	6.47%	6.42%	2.06%	N/A	N/A

*	Not yet available

For further information, please refer to Fund XIII’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

© 2005 Wells Real Estate Funds